UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2022

MICROBOT MEDICAL INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19871	94-3078125
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Recreation Park Drive, Unit 108 Hingham, Massachusetts 02043
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 875-3605

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	MBOT	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

As of April 1, 2022, David Ben Naim, the Chief Financial Officer of Microbot Medical Inc. (the “Company”), resigned from his position with the Company, effective immediately.

As of April 1, 2022, the Company appointed Rachel Vaknin, age 43, as its Chief Financial Officer.

Ms. Vaknin has been the Vice President-Finance, of the Company since January 2022. Prior to that, she was the Chief Financial Officer of Imagry, an Israeli-American autonomous technologies software provider, from September 2017 through December 2021. From April 2004 through December 2016, Ms. Vaknin was the FP&A Department Manager at Mellanox Technologies Ltd., an Israeli-American multinational supplier of computer networking products acquired by Nvidia in 2020, where she was responsible, among other things, for budget planning, budget control, building and maintaining business intelligence key performance indicators, leading teams with respect to preparing quarterly financial statements, obtaining and managing grant monies, and Sarbanes-Oxley controls.

The Company entered into an employment agreement (the “Agreement”), dated November 22, 2021, with Ms. Vaknin, to serve as the Company’s Vice President of Finance, on an indefinite basis subject to the termination provisions described in the Agreement. There were no changes or revisions to the Agreement as a result of Ms. Vaknin’s elevation and promotion to Chief Financial Officer.

Pursuant to the terms of the Agreement, Ms. Vaknin receives a base salary of NIS32,000 per month plus “global compensation” of NIS8,000 per month for overtime. Ms. Vaknin is also entitled to receive an annual cash bonus of up to 20% of annual salary, contingent on meeting targets as shall be determined from time to time by the Company at its sole discretion.

Ms. Vaknin shall be further entitled to reimbursement of commuting expenses in the amount of NIS1,000 per month or, alternatively, a leased motor vehicle. In the event Ms. Vaknin elects to receive the motor vehicle, her base salary shall be adjusted to NIS29,600 per month and her global compensation shall be reduced to NIS7,400 per month.

Ms. Vaknin was initially granted options in January 2022 to purchase 20,000 shares of common stock of the Company.

Pursuant to the Agreement, the Company pays to an insurance company or a pension fund, for Ms. Vaknin, an amount equal to 8.33% of the salary, which shall be allocated to a fund for severance pay, and an additional amount equal to 6.5% of the salary, which shall be allocated to a provident fund or pension plan. The Company also pays an additional sum for disability insurance to insure Ms. Vaknin for up to 75% of the salary, and 7.5% of each monthly payment to be allocated to a “study fund.”

Either the Company or Ms. Vaknin may terminate the Agreement without cause (as determined pursuant to the Agreement) by providing the other party with sixty days prior written notice.

The Company may terminate the Agreement for cause at any time by written notice without any advance notice.

The Agreement contains customary non-competition and non-solicit provisions pursuant to which Ms. Vaknin agrees not to compete with, or solicit third parties with respect to business activities relating to, the Company. Ms. Vaknin also agreed to customary terms regarding confidentiality and ownership of intellectual property.

The foregoing is a brief description of the Agreement and the material terms of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, which is filed herewith.

Item 7.01	Regulation FD Disclosure.

On April 5, 2022, the Company issued a press release announced the promotion of Ms. Vaknin as the Company’s new Chief Financial Officer.

The press release, which is furnished as Exhibit 99.1 to this Current Report on Form 8-K, is incorporated herein by reference. The information in this Item 7.01 and Exhibit 99.1 is being furnished and shall not be deemed to be “ filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. This report will not be deemed an admission as to the materiality of any information herein (including Exhibit 99.1).

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement with Rachel Vaknin
99.1	Press release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MICROBOT MEDICAL INC.

	By:	/s/ Harel Gadot
	Name:	Harel Gadot
	Title:	Chief Executive Officer, President and Chairman

Date: April 5, 2022